Exhibit 99.1

Applied DNA Sciences Reports Fiscal Second Quarter 2016 Financial Results

Company to Hold Conference Call and Webcast Today at 4:30 PM Eastern Time

STONY BROOK, NY. May 12, 2016 – Applied DNA Sciences, Inc. (NASDAQ: APDN) (Twitter: @APDN) (Applied DNA) (the Company), a provider of DNA-based supply chain, anti-counterfeiting and anti-theft technology, product genotyping and product authentication solutions, announced financial results for the fiscal 2016 second quarter ended March 31, 2016.

“Our second quarter results reflect variability in the timing of purchase orders and contract awards. While revenue was lower than we planned, we continued to advance initiatives across our revenue-generating verticals to further entrench our anti-counterfeiting and authentication solutions with customers,” stated Dr. James A. Hayward, chairman and CEO of Applied DNA. “We on-boarded six new cotton manufacturers, began offering DNAnet Home Asset Marking kits through the Automobile Association of America (AAA) website, increased the annual commitment of DNAnet used to protect luxury brands of European automobiles, and, subsequent to the close of the quarter, were awarded up to a $2.5 million follow-on Blanket Purchase Agreement (BPA) from a U.S. government agency.”

Second Quarter Financial Highlights:

•	Revenues decreased 62% for the second quarter of fiscal 2016 to $573 thousand, compared with $1.5 million reported in the second quarter of fiscal 2015, and decreased 57% from the $1.3 million reported in the first fiscal quarter ended December 31, 2015.
•	The year-over-year decrease in revenue is primarily attributable to the scheduled lower revenue from two government contract awards and a decrease in revenue from suppliers of the Defense Logistics Agency (DLA) due to the consolidation of our contracts with multiple individual suppliers of the DLA to one contract directly with DLA, as well as a decrease in revenue from another Federal Agency. The sequential decrease in revenues resulted primarily from lower revenue from the two government contract awards, a decrease in revenue in DNA manufacturing for the diagnostic market as well as decrease in revenue for textiles related to DNA transfer units that were installed during the prior fiscal quarter.
•	Total operating expenses for the second quarter of fiscal 2016 were $4.0 million, compared with $3.4 million in the prior year’s quarter, an increase of approximately $623 thousand or 18%. The increase in year-over-year total operating expenses is primarily attributable to an increase in selling, general and administrative expense, research and development expense and depreciation and amortization expenses. Total operating expense for the fiscal second quarter of 2016 decreased $224 thousand as compared to total operating expenses of $4.2 million in the fiscal first quarter of 2016. The sequential decrease is related to a decrease in selling, general and administrative expense of $434 thousand and depreciation and amortization expense of $47 thousand, offset by an increase in research and development expenses of $257 thousand.
•	Net loss for the quarter ended March 31, 2016 was $3.5 million, or $0.14 per share, compared with a net loss of $1.9 million, or $0.11 per share for the quarter ended March 31, 2015 and a net loss of $2.9 million, or $0.13 per share for the quarter ended December 31, 2015.
•	Excluding non-cash expenses, Adjusted EBITDA for the quarter ended March 31, 2016 was negative $2.8 million compared to a negative Adjusted EBITDA of $1.2 million for the same quarter last year and a negative Adjusted EBITDA of $2.2 million in the prior fiscal quarter reflecting lower revenue. See below for information regarding non-GAAP measures.

•	Cash and cash equivalents as of March 31, 2016 totaled $9.8 million as compared to $12.4 million at December 31, 2015. The decrease in cash balances is due primarily to the use of cash to fund operations.
•	Net cash used in operating activities in the fiscal second quarter of 2016 was $2.5 million. This compares with $1.6 million for the corresponding prior-year period.

First Six-Month Financial Highlights:

•	The Company recorded six-month revenues of almost $1.9 million, a decrease of 31% from the same period last fiscal year. The decrease in revenues was from a scheduled decrease in revenue related from the two government contract awards of $478,000, which expire in July and August of 2016, and a decrease in revenue from suppliers of the DLA due to the consolidation of our contracts with several individual suppliers of the DLA to one contract directly with the DLA as well as other decreases in revenue from another military customer for a total decrease of approximately $410,000. These decreases were offset by an increase in revenue in DNA manufacturing for the diagnostic market of $242 thousand.

•	Operating expenses for the six months ended March 31, 2016 decreased by approximately $189 thousand or 2% for the same period last fiscal year. The decrease is primarily attributable to a decrease in stock-based compensation expense associated with grants to employees during the six month period ended March 31, 2015, offset by an increase in research and development expenses.

•	Net loss for the six months ended March 31, 2016 was $6.4 million or $0.27 per share, compared with a net loss of $9.7 million or $0.59 per share for the six months ended March 31, 2015.

•	Excluding non-cash expenses and interest Adjusted EBITDA for the six months ended March 31, 2016 would have been a negative $5.0 million compared with an Adjusted EBITDA of negative $2.9 million for the same period last year. See below for information regarding non-GAAP measures.

Commenting on the Company’s business outlook for the second half of 2016, Dr. Hayward stated, “Although we believe we have substantial near-term opportunities in our pipeline, predicting their timing and size is an ongoing challenge. In cotton, revenue visibility through our partners is limited even as awareness and interest by brands and retailers build in the PimaCott™ and HomeGrown™ cotton brands. We are seeing interest by diverse retailers that would indicate revenue growth relative to last year, but until demand converts into firm purchase orders, we are unable to predict with certainty our growth. What is clear is that we are filling a real need in the marketplace, and I am pleased to report that PimaCott cotton is now available on the shelves of a second major North American retailer, and that apparel customers are just beginning to authenticate their cotton label compliance with our DNA.”

“Progress is rarely linear and this is especially true for early-stage growth companies like Applied DNA,” concluded Dr. Hayward. “Demand for our solutions is burgeoning and we are nurturing that demand with our technology and our people to assure our future success.”

Recent Highlights:

•	On February 25, Applied DNA introduced new pharmaceutical-grade and packaging inks suitable for tablet and packaging marking in partnership with Nissha Printing Company and Kishu Giken Kogyo Co., Ltd. This partnership offers solutions for Japanese pharmaceutical manufacturers to comply with a July 2016 regulatory deadline to ensure product integrity and protect patient safety by barcoding packaging.

•	On March 2, the Company launched www.dnasecurity.net. Created in conjunction with Security Marketing Resource (SMR), the website features information and training videos on Applied DNA’s products for security professionals, law enforcement, commercial organizations and community members, and serves as a conduit to sales of the Company’s DNAnet kits.

•	On March 3, Applied DNA announced that the U.S. Patent and Trademark Office granted U.S. Patent No. 9,266,370, entitled, “DNA Marking of Previously Undistinguished Items for Traceability” to the Company on February 23, 2016. The intellectual property protected by this patent is applicable in a broad range of markets, including, pharmaceuticals, consumer products, industrial materials, and electronics.

•	On March 8, the Company announced the on-boarding of six new cotton manufacturers for Pimacott and Homegrown consumer goods. Since that announcement, additional offshore textile manufacturers have been on-boarded. The addition of these new manufacturers is expected to expand the Company’s footprint in the retail marketplace from 10 SKUs to 1,000, and from 500 stores in the U.S. Canada and Mexico to 1,700.

•	On March 21, Applied DNA announced a marketing partnership with AAA to prominently feature the Company’s DNAnet kits to the AAA East Central region’s 2.7 million members via its website.

•	On April 4, the Company introduced a proprietary enhanced DNA authentication technology to specifically quantify cotton species. With this technology, consumer cotton brands can now determine the amounts of inappropriate blends in their cotton and not just the presence of inferior blends. This technology, combined with the outcome of our United States Department of Agriculture collaboration, will benefit those retailers who have pledged to avoid products that take advantage of child labor or unethical labor practices.

•	On May 1, Applied DNA announced the appointment of former Strategic Advisory Board member Bob Miglani to the new position of Chief of Business Development to spearhead the Company’s penetration of FDA-regulated markets, including pharmaceuticals, food, personal care and medical devices. Mr. Miglani was most recently with Pfizer Inc. as Senior Director, External Medical Affairs, where he led Pfizer’s efforts to partner with external medical, scientific and consumer organizations. Mr. Miglani has a proven record of accomplishment of developing innovative partnerships with medical and healthcare organizations in the United States, Europe, India and other parts of the world.

•	On May 10, the Company announced a $2.5 million blanket purchase agreement (BPA) with an undisclosed non-defense Federal agency. This latest win builds on Applied DNA’s current roster of contracts across six defense and non-defense agencies, and represents a ten-fold increase in this agency’s initial work with Applied DNA. The BPA also allows Applied DNA to develop new products and solutions for the contracting agency at an accelerated deployment pace compared with traditional contract-development paths.

Fiscal 2016 Second Quarter Conference Call Information

The Company will hold a conference call and webcast to discuss its fiscal 2016 second-quarter results on Thursday, May 12, 2016 at 4:30 PM ET. To participate on the conference call, please follow the instructions below. While every attempt will be made to answer investors’ questions on the Q&A portion of the call, due to the large number of expected participants, not all questions may be answered.

To Participate:

Reserve your conference call seat now at: http://dpregister.com/10084950. Conference call dial-in information will be provided at completion of the registration process.

Live webcast: http://services.choruscall.com/links/apdn160512

Replay (available 1 hour following the conclusion of the live call):

• Participant Toll Free: 1-877-344-7529

• Participant Toll: 1-412-317-0088

• Participant Passcode: 10084950

• Webcast replay: http://services.choruscall.com/links/apdn160512

For those investors unable to attend the live call, a copy of the presentation is expected to be posted by end of business on May 12, 2016 and available under the “Investor Information” tab of the company’s web site.

About Applied DNA Sciences

We make life real and safe by providing botanical-DNA based security and authentication solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion. Our patented DNA-based solutions can be used to identify, tag, track, and trace products, to help assure authenticity, traceability and quality of products. SigNature® DNA describes the platform ingredient that is at the heart of a family of uncopyable, security and authentication solutions such as SigNature® T and fiberTyping®, targeted toward textiles and apparel, DNAnet®, for anti-theft and loss prevention, and digitalDNA®, providing powerful track and trace. All provide a forensic chain of evidence, and can be used to prosecute perpetrators. We are also engaged in the large-scale production of specific DNA sequences using the polymerase chain reaction.

Go to adnas.com for more information, events and to learn more about how Applied DNA Sciences makes life real and safe. Common stock listed on NASDAQ under the symbol APDN, and warrants are listed under the symbol APDNW.

Forward Looking Statements

The statements made by APDN in this press release may be "forward-looking" in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe APDN's future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN's SEC reports and filings, including our Annual Report on Form 10-K filed on December 14, 2015, and our subsequent quarterly report on Form 10-Q filed on February 10, 2016 which are available at www.sec.gov. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact:  Debbie Bailey, 631-240-8817, debbie.bailey@adnas.com

Sanjay Hurry, LHA 212-838-3777,shurry@lhai.com

media contact: Susan Forman, Dian Griesel Int’l., 212-825-3210, sforman@dgicomm.com web: www.adnas.com

twitter: @APDN

APPLIED DNA SCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2016	September 30, 2015
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$9,785,827	$7,312,184
Accounts receivable, net of allowance of $19,453 and $7,140 at March 31, 2016 and September 30, 2015, respectively	5,026,854	3,929,517
Prepaid expenses and other current assets	126,367	293,351
Total current assets	14,939,048	11,535,052

Property, plant and equipment, net of accumulated depreciation of $1,038,674 at March 31, 2016 and $852,867 at September 30, 2015	879,169	572,107

Other assets:
Long term accounts receivables	—	1,500,000
Deposits	58,488	62,988
Goodwill	285,386	285,386
Intangible assets, net of accumulated amortization and impairment of $353,816 and $238,368 at March 31, 2016 and September 30, 2015, respectively	1,549,493	1,598,779

Total Assets	$17,711,584	$15,554,312

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$2,633,774	$2,385,006
Deferred revenue	50,162	282,050
Total current liabilities	2,683,936	2,667,056

Long term accounts payable	—	320,400

Total liabilities	2,683,936	2,987,456

Commitments and contingencies

Stockholders’ Equity
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- shares issued and outstanding as of March 31, 2016 and September 30, 2015	—	—
Series A Preferred stock, par value $0.001 per share, 10,000,000 shares authorized; -0- issued and outstanding as of March 31, 2016 and September 30, 2015	—	—
Series B Preferred stock, par value $0.001 per share, 10,000,000 shares authorized; -0- issued and outstanding as of March 31, 2016 and September 30, 2015	—	—
Common stock, par value $0.001 per share; 500,000,000 shares authorized; 24,075,092 and 21,504,578 shares issued and outstanding as of March 31, 2016 and September 30, 2015, respectively	24,076	21,505
Additional paid in capital	233,038,874	224,186,760
Accumulated deficit	(218,035,302)	(211,641,409)
Total stockholders’ equity	15,027,648	12,566,856

Total Liabilities and Stockholders’ Equity	$17,711,584	$15,554,312

APPLIED DNA SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015

Revenues	$573,322	$1,518,761	$1,897,436	$2,760,563

Operating expenses:
Selling, general and administrative	3,120,469	2,901,207	6,674,831	7,569,950
Research and development	729,079	373,380	1,201,013	651,652
Depreciation and amortization	170,981	123,079	389,327	232,805

Total operating expenses	4,020,529	3,397,666	8,265,171	8,454,407

LOSS FROM OPERATIONS	(3,447,207)	(1,878,905)	(6,367,735)	(5,693,844)

Other income (expense):
Interest income (expense), net	4,062	16	6,907	(31,859)
Other (expense) income, net	(24,478)	(6,693)	(33,065)	(13,135)
Loss on conversion of promissory notes	-	-	-	(980,842)
Loss on change in fair value of warrant liability	-	-	-	(2,994,540)

Net loss before provision for income taxes	(3,467,623)	(1,885,582)	(6,393,893)	(9,714,220)

Provision for income taxes	-	-	-	-

NET LOSS	$(3,467,623)	$(1,885,582)	$(6,393,893)	$(9,714,220)

Net loss per share-basic and diluted	$(0.14)	$(0.11)	$(0.27)	$(0.59)

Weighted average shares outstanding-
Basic and diluted	24,072,092	17,362,573	23,307,134	16,404,299

APPLIED DNA SCIENCES, INC.
CALCULATION AND RECONCILIATION OF ADJUSTED EBITDA

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015

Net Loss	$(3,467,623)	$(1,885,582)	$(6,393,893)	$(9,714,220)

Interest (income) expense, net	(4,062)	(16)	(6,907)	31,859
Depreciation and amortization	170,981	123,079	389,327	232,805
Loss on change in fair value of warrant liability	—	—	—	2,994,540
Stock based compensation expense	499,668	539,996	954,781	2,538,519
Loss on conversion of promissory notes	—	—	—	980,842
Bad debt expense	10,000	—	22,313	2,779

Total non-cash items	676,587	663,059	1,359,514	6,781,344

Consolidated Adjusted EBITDA (loss)	(2,791,036)	(1,222,523)	(5,034,379)	(2,932,876)

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